SAMSON OIL & GAS LIMITED (ASX CODE : SSN)

DESPATCH OF NOTICE TO ELIGIBLE SECURITY HOLDERS

28 March 2013

Samson Oil & Gas Limited (“Samson” or “the Company”) (ASX : SSN) has despatched notices to its eligible security holders in accordance with its timetable for the non-renounceable pro-rata entitlement offer announced on 22 March 2013. A copy of the notice sent to eligible security holders is attached.

The Record Date for determining entitlements is 8 April 2013.

For and on behalf of the Board

SAMSON OIL & GAS LIMITED

/s/ Denis Rakich

DENIS RAKICH

Company Secretary

28 March 2013

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Dear Shareholder

NON-RENOUNCEABLE PRO-RATA ENTITLEMENT OFFER

On 22 March 2013 Samson Oil & Gas Limited announced a pro-rata non-renounceable offer at an issue price of 2.5 cents per New Share on the basis of 1 New Share for every 3 Shares held at the Record Date, together with one free attaching New Option for every 2.5 New Shares allotted, to raise up to US$18.1 million (before the costs of the Offer).

The purpose of this letter is to provide you with key information about the Offer before the Prospectus for the Offer is sent to Eligible Shareholders in accordance with the requirements of the Australian Security Exchange. Capitalised terms used in this letter have the same meanings given to them in the Prospectus.

Key Information

Key information in connection with the Offer and important dates are set out below for your reference:

(a)	The Offer is a non-renounceable pro-rata offer and is being undertaken on the basis of one (1) new fully paid ordinary share for every three (3) fully paid ordinary shares held by Eligible Shareholders at 2.5 cents per New Share together with one (1) free attaching New Option for every 2.5 New Shares allotted.

(b)	Eligible Shareholders include those Shareholders whose registered address is within Australia or New Zealand as at the Record Date.

(c)	The Record Date for Eligible Shareholders is 5.00pm (WST) on Monday, 8 April 2013.

(d)	Assuming the Offer is fully subscribed, a maximum of 698,549,682 New Shares together with 279,419,873 New Options will be issued under the Offer. This number is also subject to a final reconciliation and rounding of entitlements.

(e)	After completion of the Offer and assuming the Offer is fully subscribed, the Company will have up to 2,794,198,728 ordinary shares on issue, all of which will be quoted on the ASX. The Company will also have 279,419,873 listed options and 115,401,030 unlisted options on issue.

(f)	New Shares will rank equally with the Company’s existing fully paid ordinary shares.

(g)	Shareholder approval of the Offer is not required.

(h)	The Offer will be undertaken with a prospectus in accordance with section 713 of the Corporations Act 2001 (Cth).

(i)	The Offer is not underwritten.

(j)	Eligible Shareholders may apply for Additional Shares (and attaching New Options), over and above their Rights, at an issue price of 2.5 cents per Share by specifying on the Entitlement and Acceptance Form accompanying the Prospectus the number of Additional Shares they wish to apply for. As permitted by the ASX Listing Rules, the Directors reserve the right to issue the Shortfall at their discretion.

(k)	The Company does not have a dividend policy. Payment of future dividends will depend upon future profitability and the financial position of the Company.

Use of the proceeds

The funds raised under the Offer are intended to fund a portion of the Company’s drilling programs for the 2013 and 2014 financial years, which call for drilling infill development wells in the North Stockyard oilfield in Williams County, North Dakota, along with the first exploratory well in its South Prairie Project in Ward County North Dakota, as well as for general corporate purposes, working capital needs and possible future acquisitions.

Key dates

Full details of the Offer are contained in the Prospectus, lodged with ASIC on 26 March 2013. A copy of the Prospectus will be despatched to each Eligible Shareholder together with personalised Entitlement and Acceptance Forms, on Tuesday 9 April 2013.

Event	Date
Announcement of Offer	22 March 2013
Record Date to determine entitlements to New Shares and New Options	8 April 2013
Prospectus and Entitlement and Acceptance Forms despatched	9 April 2013
Last day for acceptance and payment	30 April 2013
New Shares and New Options quoted on ASX on deferred settlement basis	1 May 2013
Issue of New Shares / New Options and despatch of holding statements	6 May 2013
Trading in New Shares and New Options commences	9 May 2013

These dates are subject to change and are indicative only. Subject to the Corporations Act and the ASX Listing Rules the Company reserves the right to amend this timetable, including by extending or bringing forward the Closing Date

Further information

For further information on the Offer, please see the Company’s announcements from 22 March 2013 as listed on the ASX website (www.asx.com.au) or the Company’s website (www.samsonoilandgas.com.au). Alternatively, please contact Security Transfer Registrars Pty Ltd on +61 8 9315 2333 or the Company on +61 8 9220 9830.

For and on behalf of the Board

SAMSON OIL & GAS LIMITED

/s/ Denis Rakich

DENIS RAKICH

Company Secretary